Exhibit 3.1

Translation for information purposes only

SEQUANS COMMUNICATIONS

A société anonyme with capital of € 554,400.26

Citicenter, 19 Le Parvis de Paris La Défense, 92800 Puteaux, France

BY-LAWS

By-Laws amended on 11 January 2011

Translation for information purposes only

The undersigned:

1)	Mr Georges Karam

Born on 30 October 1961 in El Jdeideh (Lebanon)

Residing at 8, Impasse Wattigines, 75012 Paris

Of French nationality

Married under the community of after-acquired property regime

2)	Mr Bertrand Debray

Born on 10 January 1965 in Tours (37)

Residing at 7, Passage du Gros Murger - 78600 Maisons Laffitte

Of French nationality

Married under the community of after-acquired property regime

3)	Mr Fabien Buda

Born on 21 June 1970 in Lunéville (54)

Residing at 28, Rue Guersant, 75017 Paris

Of French nationality

Married under the separation of property regime

4)	Mr Jérôme Bertorelle

Born on 22 June 1970 in Toulouse (31)

Residing at 4, Rue Bailleul, 75001 Paris

Of French nationality

Single

5)	Mr Laurent Sibony

Born on 12 March 1971 in Dijon (21)

Residing at 8, Rue de la DCA, 78700 Conflans-Sainte-Honorine

Of French nationality

Married under the community of after-acquired property regime

6)	Mr Emmanuel Lemois

Born on 28 April 1971 in Avranches (50)

Residing at 2, Rue de la cavalerie, 75015 Paris

Of French nationality

Married under the community of after-acquired property regime

7)	Mr Ambroise Popper

Born on 29 December 1975 in Paris (75013)

Residing at 1956 Menalto Avenue, Menlo Park CA, 94025, USA

Of French nationality

Married under the community of after-acquired property regime

Drew up, as follows, the by-laws of the société anonyme to exist between them:

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Translation for information purposes only

PART I

FORM - NAME - OBJECT - REGISTERED OFFICE - TERM

Article 1 – Form

There exists between the owners of the shares created below and all those which may be created subsequently, a société anonyme governed by the laws and regulations in force, in particular by part II of Book II of the French Commercial Code as well as by these by-laws.

Article 2 – Name – Acronym – Commercial name

1° - Name

The company name is:

SEQUANS COMMUNICATIONS

In all deeds and documents issued by the company and intended for third parties, the name must be immediately preceded or followed by the words “société anonyme” or the initials S.A. and the amount of the share capital must be stated.

Article 3 – Corporate purpose

The corporate purpose of the company in France and in all countries will be:

•	The study, development and commercialisation of all products and/or services relating to fixed, optical and/or radio-type Communication Networks Systems;

•	Advising and training, by all means and technical media, relating to the aforementioned fields of operations;

•

And generally all industrial, commercial or financial, moveable or real estate transactions which may directly or indirectly relate, in full or in part, to the object specified above, or to any other similar or related object or object liable to favour the fulfilment thereof, all of which both for itself and on behalf of a third party or through direct or indirect participation;

•

The creation of new companies, contributions, partnerships (“commandite”), mergers or absorptions, early subscriptions or purchases of securities or rights, sales or leasing of all or some of its real estate assets and rights or by any other method;

•	Any transactions whatsoever contributing to the fulfilment of this object.

Article 4 – Registered office – Branches

The registered office is set at:

Citicenter, 19 Le Parvis de Paris La Défense, 92800 Puteaux, France

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Translation for information purposes only

It may be transferred to any location in the same département or a bordering département by simple decision of the Board of Directors, subject to ratification of such decision by the following Ordinary General Meeting, and anywhere else in France pursuant to a deliberation of the Extraordinary General Meeting of shareholders.

At the time of a transfer decided upon by the Board of Directors, the latter is authorised to amend the by-laws accordingly.

The Board of Directors has the option of creating branches, factories and agencies anywhere it may deem it worthwhile to do so.

Article 5 – Term – Financial year

The term of the company will be 99 years from its registration in the Registre du Commerce et des Sociétés, except in the cases of extension or early dissolution.

The financial year will start on 1 January and end on the following 31 December.

As an exception, the first financial year will include the period from the registration of the in the Registre du Commerce et des Sociétés until 31 December 2004.

In addition, the deeds completed on its behalf, during the period of incorporation and taken on by the company will relate to this financial year.

PART II

CAPITAL - SHARES

Article 6 – Formation of the capital

All the original shares forming the initial capital of an amount of € 100,000, represent contributions in cash and will be paid up for half of their par value, as results from the certificate of BNP PARIBAS bank, Blanqui branch, located at 101, boulevard Auguste Blanqui, 75013 Paris, depositary of the funds drawn up on 8 September 2003 upon presentation of the list of shareholders, citing the amounts paid by each, certified to be true and genuine.

The total amount paid by the shareholders, i.e. € 50,000, was deposited in account no. 100 369 / 45 of said bank.

The balance of the capital was fully paid up, which paying up was noted in a deliberation of the Board of Directors dated 1 April 2004.

Under a deliberation of the Extraordinary General Meeting dated 8 April 2004, the share capital came to the amount of € 103,725 after a cash contribution of an amount of € 3,725.

Under a deliberation of the Extraordinary General Meeting dated 7 June 2004, the share capital came to the amount of € 137,500 after a cash contribution of an amount of € 33,775.

In a deliberation dated 14 February 2005, the Combined General Meeting of shareholders, it was decided to increase the share capital by a nominal amount of € 116,666.67 by issuing, at the price of € 0.60 each (premium included), of 11,666,667 ordinary (category C) shares of a par value of € 0.01 each, accounting for a subscription of a total amount of € 7,000,000.20, to each of which is attached a warrant for ordinary shares.

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Translation for information purposes only

Under a deliberation of the Extraordinary General Meeting of shareholders dated 15 December 2005, it was decided to convert the category B privileged shares and the ordinary category C shares, into category B and C preferred shares.

By a resolution dated 30 June 2006, the Board of Directors certified the issue of 12,500 ordinary shares (known as “category A” shares) for a price of €0.40 each (including the issue premium) pursuant to the subscription of 12,500 stock options issued in accordance with the 2004-1 stock option plan and pursuant to the authorisation granted by the extraordinary general meeting of shareholders held on 10 September 2004. Said issue increased the share capital by a nominal amount of €125, i.e. a subscription for a total amount of €5,000.

By a resolution dated 17 July 2006, the combined general meeting of shareholders voted to increase the share capital by a nominal amount of €139,917.73 by issuing 13,991,773 category D preferred shares with a par value of €0.01 each, for a price of €1.215 each (including the issue premium), to each of which a stock warrant for category D preferred shares, known as a “BSA06-2006” was attached, representing a subscription for a total amount of €17,000,004.20.

By a resolution dated 17 November 2006, the combined general meeting of shareholders voted to increase the share capital by a nominal amount of €24,691.36 by issuing 2,469,136 category D preferred shares with a par value of €0.01 each, for a price of €1.215 each (including the issue premium), to each of which stock warrant for category D preferred shares, known as a “BSA06-2006” was attached, representing a subscription for a total amount of €3,000,000.24.

By a resolution dated 1 December 2006 and pursuant to a delegation of authority granted by the combined general meeting of shareholders on 17 November 2006, the Board of Directors voted to increase the share capital by a nominal amount of €12,345.68 by issuing 1,234,568 category D preferred shares with a par value of €0.01 each, for a price of €1.215 each (including the issue premium), to each of which a stock warrant for category D preferred shares, known as a “BSA06-2006” was attached, representing a subscription for a total amount of €1,500,000.12.

By a resolution dated 31 January 2008, the extraordinary general meeting of shareholders voted to increase the share capital by a nominal amount of €27,272.73 by issuing 2,727,273 category E preferred shares with a par value of €0.01 each, for a price of €2.024 each (including the issue premium), to each of which a stock warrant for category E preferred shares, known as a “BSA01-2008” was attached, representing a subscription for a total amount of €5,520,000.56.

By a decision adopted on 11 June 2008, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors on 12 January 2006, certified the issue of 2,500 category A preferred shares for a price of €0.60 each (including the issue premium) pursuant to the subscription of 2,500 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-1 plan and pursuant to the authorisation granted by the extraordinary general meeting of shareholders held on 15 December 2005. Said issue increased the share capital by a nominal amount of €25, i.e. a subscription for a total amount of €1,500.

By a resolution dated 10 July 2008, the extraordinary general meeting of shareholders voted to increase the share capital by a nominal amount of €3,705.54 by issuing, 370,554 category E preferred shares with a par value of €0.01 each, for a price of €2.024 each (including the issue premium), to each of which a stock warrant for category E preferred shares, known as a “BSA01-2008” was attached, representing a subscription for a total amount of €750,001.30.

By a decision adopted on 4 March 2009, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors by resolutions adopted on 14 September 2004, 9 March 2005, 8 September 2005, 11 May 2006, 9 November 2006 and 20 September 2007, certified the issue of (i) 85,541 category A preferred shares for a price of €0.40 each (including the issue premium) pursuant to the subscription of 45,541 company founder stock warrants (“BCE”) issued in accordance with the BCE 2004-1 plan and 40,000 stock options issued in accordance with the SO 2004-1 plan, pursuant to the authorisation granted by the extraordinary general meeting of shareholders held on 10 September 2004; (ii) 33,333 category A preferred shares for a price of €0.60 each (including the issue premium) pursuant to the subscription of 33,333 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-1 plan pursuant to the authorisation granted by the extraordinary general meeting

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of shareholders held on 15 December 2005; and (iii) 15,000 category A preferred shares for a price of €1.215 each (including the issue premium) pursuant to the subscription of 15,000 stock options issued in accordance with the SO 2006-4 plan pursuant to the authorisation granted by the extraordinary general meeting of shareholders held on 17 October 2006. Said issues increased the share capital by a nominal amount of €1,338.74, i.e. a total subscription amount of €72,441.20.

By a decision adopted on 23 October 2009, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors by resolutions adopted on 14 September 2004 and 9 March 2005, certified the issue of 398,000 category A preferred shares for a price of €0.40 each (including the issue premium) pursuant to the subscription of 398,000 company founder stock warrants (“BCE”) issued in accordance with the BCE 2004-1 plan, pursuant to the authorisation granted by the extraordinary general meeting of shareholders held on 10 September 2004. Said issues increased the share capital by a nominal amount of €3,980.00, i.e. a total subscription amount of €159,200.00.

By a resolution dated 14 October 2009, the extraordinary general meeting of shareholders voted to increase the share capital by a nominal amount of €4,846.84 by issuing 484,684 category E preferred shares with a par value of €0.01 each, for a price of €2.024 each (including the issue premium), to each of which a stock warrant for category E preferred shares, known as a “BSA01-2008” was attached, representing a subscription for a total amount of €981,000.41.

By a decision adopted on 27 May 2010, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors by resolutions adopted on 13 October 2004, 9 March 2005, 12 January 2006, 9 March 2006, 11 May 2006, 9 November 2006, 12 July 2007 and 20 September 2007, certified the issue of 318,374 category A preferred shares pursuant to the exercise of 225,874 company founder stock warrants (“BCE”) issued in accordance with the BCE 2004-1, BCE 2006-1 and BCE 2006-2 plans, as well as pursuant to the exercise of 92,500 stock options issued in accordance with the SO 2006-2 and SO 2006-3 plans, pursuant to the authorisation granted by the general meetings of shareholders held on 10 September 2004, 15 December 2005, 8 March 2006, 17 October 2006 and 25 May 2007. Said issues increased the share capital by a nominal amount of €3,183.74, i.e. a total subscription amount of €177,176.49.

By a decision adopted on 30 June 2010, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors by a resolution adopted on 9 November 2006, certified the issue of 11,375 category A preferred shares pursuant to the exercise of 11,375 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-2 plan, pursuant to the authorisation granted by the general meeting of shareholders held on 17 October 2006. Said issue increased the share capital by a nominal amount of €113.75, i.e. a total subscription amount of €13,820.63.

By a resolution dated 16 July 2010, the extraordinary general meeting of shareholders voted to increase the share capital by a nominal amount of €34,584.98 by issuing 3,458,498 category E preferred shares with a par value of €0.01 each, for a price of €2.024 each (including the issue premium), to each of which a stock warrant for category E preferred shares, known as a “BSA01-2008” was attached, representing a subscription for a total amount of €6,999,999.98.

By a decision adopted on 8 September 2010, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors by resolutions adopted on 13 July 2005, 8 September 2005, 12 January 2006 and 9 November 2006, certified the issue of (i) 262,000 category A preferred shares pursuant to the exercise of 124,000 company founder stock warrants (“BCE”) issued in accordance with the BCE 2004-1 plan and 138,000 stock options issued in accordance with the SO 2004-1 plan, pursuant to the authorisation granted by the general meeting of shareholders held on 10 September 2004 (ii) 2,250 category A preferred shares pursuant to the exercise of 2,250 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-1 plan, pursuant to the authorisation granted by the general meeting of shareholders held on 15 December 2005 and (iii) 4,000 category A preferred shares pursuant to the exercise of 4,000 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-2 plan, pursuant to the authorisation granted by the general meeting of shareholders held on 17 October 2006. Said issues increased the share capital by a nominal amount of €2,682.50, i.e. a total subscription amount of €111,010.

Pursuant to a decision adopted on 15 September 2010, the Board of Directors certified the issue of 2,139,328 category E preferred shares, to each of which a stock warrant for category E preferred

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shares, known as a “BSA01-2008”, was attached, pursuant to the conversion of 2,139,328 convertible bonds (“OC E”) issued pursuant to the authorisation granted by the general meetings of shareholders held on 31 January 2008 and 10 July 2008. Said issue increased the share capital by a nominal amount of €21,393.28, i.e. a total subscription amount of €4,329,999.87.

By a decision adopted on 11 January 2011, the Chairman, acting pursuant to a delegation of authority granted by the Board of Directors by resolutions adopted on 12 January 2006 and 8 March 2007, certified the issue of 12,000 category A preferred shares pursuant to the exercise of (i) 12,000 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-1 plan, pursuant to the authorisation granted by the general meeting of shareholders held on 15 December 2005 and (ii) 5,000 category A preferred shares pursuant to the exercise of 5,000 company founder stock warrants (“BCE”) issued in accordance with the BCE 2006-2 plan, pursuant to the authorisation granted by the general meeting of shareholders held on 17 October 2006. Said issues increased the share capital by a nominal amount of €170, i.e. a total subscription amount of €13,275.

Pursuant to a decision adopted on 11 January 2011, the Board of Directors certified the issue of 1,985,672 category E preferred shares, to each of which a stock warrant for category E preferred shares, known as a “BSA01-2008”, was attached, pursuant to the conversion of 1,985,672 convertible bonds (“OC E”) issued pursuant to the authorisation granted by the general meeting of shareholders held on 14 October 2009. Said issue increased the share capital by a nominal amount of €19,856.72, i.e. a total subscription amount of €4,019,000.13.

Article 7 – Share capital – Special rights – Specific advantages

1 – The share capital is set at the amount of five hundred fifty-four thousand four hundred Euro and twenty six cents (EUR 554,400.26).

It is divided into fifty-five million four hundred fourty thousand and twenty six (55,440,026) shares of a par value of one cent (EUR 0.01), all subscribed in cash and fully paid up.

The shares break down as follows:

•	11,161,873 category A preferred shares (the “A shares”)

•	3,750,000 category B preferred shares (the “B shares”),

•	11,666,667 category C preferred shares (the “C shares”),

•	17,695,477 category D preferred shares (the “D shares”), and

•	11,166,009 category E preferred shares (the “E shares”).

2 – The category A preferred shares were created following a deliberation of the Combined General Meeting of shareholders dated 17 July 2006, pursuant to which it was decided to convert the 10,012,500 ordinary “category A” shares into category A preferred shares. The creation of these preferred shares gave rise to application of the procedure provided for in Article L. 228-15 of the French Commercial Code, and was decided by the meeting on the report of the Board of Directors, the statutory auditor and Mr Jean-Pierre Cordier, specific advantages auditor (commissaire aux avantages particuliers) appointed by order of the President of the Commercial Court of Nanterre.

The category B and C preferred shares were created following a deliberation of the Extraordinary General Meeting of shareholders dated 15 December 2005, pursuant to which it was decided to convert the category B privileged shares and the category C privileged shares, into category B and C preferred shares. The creation of category B and C preferred shares gave rise to the application of the procedure provided for in Article L. 228-15 of the French Commercial Code, and was decided by the meeting on the report of the Board of Directors, the statutory auditor and Mr Alain Abergel, commissaire aux avantages particuliers appointed by order of the President of the Commercial Court of Nanterre.

The category D preferred shares were created following a deliberation of the Combined General Meeting of shareholders dated 17 July 2006. The creation of category D preferred shares gave rise to application of the procedure provided for in Article L. 228-15 of the French Commercial Code, and was

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decided by the meeting on the report of the Board of Directors, the statutory auditor and Mr Jean-Pierre Cordier, commissaire aux avantages particuliers appointed by order of the President of the Commercial Court of Nanterre.

The category A, B, C, D and E preferred shares enjoy the special rights described in these By-Laws, especially financial rights to the proceeds of Transfers, Mergers and Liquidation of the Company described in Schedule 1 of these By-Laws, this schedule forming an integral part of these By-Laws.

The holders of A shares, originally subscribed by Messrs. Georges Karam, Bertrand Debray, Fabien Buda, Jérôme Bertorelle, Laurent Sibony, Emmanuel Lemois, Ambroise Popper, Kevin Xu, Evelyne Notton, Paul Barraz, Philippe Sadot, Emmanuel Lemay, Peter Hasting, Elsa Benazzouz, Bernard Aboussouan, Damien Feneyrou, Alexandre Prieur, Gautier Renault, Véronique Devaux, Jean-Marc Clairgironnet, Christopher Malkin, Francis Tran, Nathalie Pereira, Eric Poulbère, Fabrizio Zovi, Joël Demarty, Cédrik Koch, Stéphane Cattet, Gilles Chopard-Lallier, Sylvain Labonté, Stéphane Lebreton, Thierry Leloup, Vincent Moret-Bosch, Bertrand Muquet, Hikmet Sari, Hassan Shafeeu, Guillaume Vilcocq, Youssef Eddahbi, Eric Jacques, Gerald Vallat, Mazen Neifer, Alexis Beck Djevaguiroff, Mathias Gervais, Benoît Marleux, Emilie Chouc, Eng Han Lee, Eddy (Wai Kwong) Tang and Lise Machetel are the beneficiaries of special benefits resulting from the holding of 11,161,873 category A preferred shares to which are attached the special rights provided for in these by-laws.

The holders of B shares, originally subscribed by Cap Décisif S.A.S. and FCPR T-Source, are the beneficiaries of special benefits resulting from the holding of 3,750,000 category B preferred shares to which are attached the special rights provided for in these by-laws.

The holders of C shares, originally subscribed by Add One L.P., Add One GmbH K.G. & Co., Vision Capital III, L.P., FCPI SOGE INNOVATION 7, Cap Décisif S.A.S., and FCPR T-Source are the beneficiaries of specific advantages resulting from the holding of (i) 11,666,667 category C preferred shares to which are attached the special rights provided for in these by-laws, and (ii) the warrants (BSA01-2005) attached to these category C preferred shares.

The holders of D shares, originally subscribed by Kennet II L.P., King Street Partners L.P., Add One L.P., Add One GmbH K.G. & Co., Vision Capital III, L.P., FCPI SOGE INNOVATION 7, FCPI GEN-I, FCPI SOGE Innovation Evolution 3 et FCPI GEN-I 2, Cap Décisif S.A.S., FCPR T-Source, FCPI CAAM Innovation 6, Motorola Inc. and Alcatel Participations, are the beneficiaries of special benefits resulting from the issue in their favour (i) of 17,695,477 category D preferred shares to which are attached the special rights provided for in these by-laws, and (ii) the warrants (BSA06-2006) attached to these category D preferred shares.

The holders of E shares, originally subscribed by Gateway Net Trading PTE Limited, FCPR Fonds de Co-Investissement Direct, Swisscom AG, Hantech International Venture Capital Corporation, Cap Décisif S.A.S., FCPR T-Source, FCPI CAAM INNOVATION 6, FCPI CAAM INNOVATION 9, FCPI CAAM INVESTISSEMENT 1, Unitech Holdings International Co., Ltd., FCPI SOGE INNOVATION 7, FCPI GEN-I, FCPI SOGE Innovation Evolution 3, FCPI GEN-I 2, FCPR Serena I, Add One L.P., Add One GmbH K.G. & Co., Vision Capital III, L.P., Kennet II L.P., King Street Partners L.P., Motorola Inc. and Alcatel-Lucent Participations, are the beneficiaries of special benefits resulting from the issue in their favour (i) of 11,166,009 category E preferred shares to which are attached the special rights provided for in these by-laws, and (ii) the warrants (BSA01-2008) attached to these category E preferred shares.

3 – European Venture Partners II Leveraged Venture Leasing Company Limited (EVP II), is the beneficiary of special benefits resulting, subject to the prior fulfilment of defined conditions, from the allotment of a preferred subscription right from all or some of the 165,000 BSAevp each giving the right to the subscription of a new category C preferred share (ABSAevp) to which is attached a warrant (BSAevp ratchet) itself allowing, as the case may be, the subscription of a number of category C preferred shares.

Kennet II L.P., King Street Partners L.P., Add One L.P., Add One GmbH & Co. KG, Vision Capital III L.P., Gateway Net Trading PTE Limited, Swisscom AG, Unitech Holdings International Co., Ltd., Alcatel-Lucent Participations and Motorola Inc. are beneficiaries of special benefits resulting from the granting of a pre-emptive right to subscribe for all or some of 4,125,000 convertible bonds (“OC E”),

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each of which may be converted into one new category E preferred share, to which shall be attached, if applicable, a stock warrant (“ BSA01-2008”).

Article 8 – Increase in capital

The share capital is increased using all methods and in accordance with all terms and conditions provided for by law. The Extraordinary General Meeting, on the report of the Board of Directors, alone has the power to decide to make an increase in capital.

In proportion to the amounts of their shares, the shareholders have a preferred subscription right to the shares for cash issued to carry out an increase in capital. The shareholders may individually waive their preferred rights.

The right to allotment of new shares to shareholders, following the incorporation of reserves, profits or premiums into the capital, belongs to the bare owner, subject to the rights of the beneficial owner.

To represent increases in capital, preferred shares can be created enjoying special rights in relation to all other shares, subject to legal provisions regulating voting rights.

In the event of incorporation of reserves, profits or premiums, the Extraordinary General Meeting will rule under the quorum and majority conditions set out for Ordinary General Meetings.

In the event of an increase in capital by incorporation of reserves or the allotment of free shares, the shares allotted pursuant to rights attached to the shares of a given category will be shares of the same category.

In the event of an increase in capital in cash with preferred subscription rights, the shares subscribed upon exercise of the preferred subscription right attached to the shares of a given category will be shares of the same category. In other cases of an increase in capital, the general meeting deciding on the increase in capital will rule on the category of shares issued in remuneration of the increase in capital.

Article 9 – Paying up of shares

Shares subscribed for cash must on a mandatory basis be paid up for at least one-fourth of their par value at their subscription and, as the case may be, the full amount of the premium.

The paying up of the balance must take place in one or more instalments on a decision of the Board of Directors within a period of five years from the day on which the increase in capital became final.

Calls for funds are brought to the attention of subscribers by registered letter with return receipt requested sent at least fifteen days prior to date set for each payment. Payments are made, either to the registered office, or to any other location indicated for this purpose.

Any delay in payment of the amounts owed on the amount not paid up of the shares will entail, automatically, as of right and with no formality whatsoever being required, payment of interest at the legal rate, from the payment date, without prejudice to the personal action which the company may exercise against the defaulting shareholder and to the enforcement measures provided for by law.

Article 10 – Reduction – Writing down of the share capital

Reductions in capital are authorised or decided on by the Extraordinary General Meeting which may delegate all powers to the Board of Directors to complete it. In no case may it jeopardise shareholder equality.

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Reductions in capital will take place either by reduction of the par value of the shares, or by reduction of the number of shares, in which case the shareholders are bound to transfer or purchase the securities which they have in excess or which they require to enable the exchange of old shares for new shares.

In the event of a reduction in capital, whether or not reasoned by losses, the reduction of the nominal value of the shares or the elimination of shares will take place under the same conditions for all the shares, regardless of their category, subject to the provisions of section 2.3 of Schedule 1 of these By-Laws.

The reduction in the share capital to an amount less than the legal minimum may only be decided under the condition precedent of an increase in capital intended to bring it to an amount at least equal to this minimum amount, without transformation of the company into another form of company.

In the event that these provisions are not complied with, any interested party may petition the courts for the company’s dissolution. However, the court may not order such dissolution, if on the day of its ruling on the merits, the situation has been rectified.

The capital may be written down pursuant to the provisions of the law.

Article 11 – Share form

The shares are on a mandatory basis in registered form. They give rise to registration in individual accounts under the conditions and in accordance with the terms provided for by the applicable legal and regulatory provisions. These individual accounts may at the shareholder’s choice be pure registered accounts or managed registered accounts.

Article 12 – Share indivisibility

Shares are indivisible with respect to the company. Co-owners of shares are represented at General Meetings by one of them or by a joint agent of their choice. Failing their agreement on the choice of an agent, the latter is appointed by Order of the President of the Commercial Court ruling in interim proceedings at the request of the co-owner who is in the greatest hardship.

The voting right attached to the share belongs to the beneficial owner in Ordinary General Meetings and to the bare owner in Extraordinary General Meetings. However, shareholders may agree amongst themselves on any other distribution thereof for the exercise of voting rights in General Meetings.

In this case, they must inform the company of their agreement by registered letter sent to the registered office; the company is bound to comply with this agreement for any General Meeting which may take place after expiry of a period of one month following the sending of the registered letter, the date stamp of the postal services being authoritative.

The shareholder’s right to receive company documents or to consult them may also be exercised by each co-owner of co-owner shares, by the beneficial owner and the bare owner of shares.

Article 13 – Transfer and transmission of shares

1 – Share ownership results from their registration in individual accounts in the name of the bearer(s) on the register maintained for this purpose at the registered office.

Shares are transferred, with respect to third parties and the company, through registration in the company register of an account-to-account transfer order signed by the transferor or his agent.

Shares are also transmitted, free of charge, or following a death, by means of an account-to-account transfer order listed on the share transfer register with proof that the change of ownership took place under lawful conditions.

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In the event of transfer of category A, B, C, D or E preferred shares to a shareholder or third party, the shares which are the subject of the transfer, will not change category and will keep the rights relating thereto, which will therefore benefit the successive bearers of said shares, subject to waiver or in the cases of modification or elimination provided for by the By-Laws and by law.

2 – Shares are only negotiable after registration of the company in the Registre du Commerce et des Sociétés.

In the event of an increase in capital, shares are negotiable from final completion thereof.

Article 14 – Rights and obligations attached to the shares

1 – Each share gives the right, in the profits and corporate assets, to a proportional share in the amount of capital which it represents, subject to the special rights attached to the A, B, C, D and E Shares, and in particular to the financial rights to the proceeds form Transfers, Mergers and Liquidation of the Company described in Schedule 1 of these By-Laws.

Each share, regardless of its category, gives the right to a vote and to representation at General Meetings, under the conditions set by the Law and the by-laws.

All shareholders have the right to be informed on the running of the company and to receive some corporate documents at the times and under the conditions provided for by the Law and the by-laws.

2 – Shareholders only bear losses for up to the amounts of their contributions.

Subject to legal provisions and those of the by-laws, no majority can impose an increase in their commitments on shareholders.

The rights and obligations attached to shares, including the special rights attached to A, B, C, D and E Shares depending on the case, follow the security regardless of its bearer.

Ownership of a share automatically entails adhesion to the decisions of the General Meeting and to these by-laws. Transfers include all due and unpaid dividends and those to fall due, and possibly the share in the reserve funds, unless other provisions were set out of which the company was notified.

The heirs, creditors, beneficiaries and other representatives of a shareholder may not, under any pretext whatsoever, request that seals be placed on the assets and documents of the company, request the partition or sale by auction of these assets, or interfere in the management of the company. To exercise their rights, they must refer to the corporate inventories and to the decisions of the General Meeting.

3 – Whenever it is necessary to own a certain number of shares to exercise a given right, in the event of exchange, grouping or allotment of shares, or at the time of an increase or reduction in capital, merger or any other transaction, shareholders owning a number of shares less than that required, may only exercise these rights under the condition that they make it their personal responsibility to obtain the required number of shares.

In the event, either of exchanges of shares following a merger or spin-off transaction, reduction in capital, grouping or division, either of distributions of shares allotted to the reserves or relating to a reduction in capital, or of distributions or allotments of free shares, the board of directors may sell the shares whose beneficiaries did not request delivery thereof under the terms and conditions set by applicable regulations.

4 – Conversion of category A, B, C, D and/or E preferred shares:

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(a)	Each bearer of one or more category A, B, C, D and/or E preferred shares has the right to request at any time that its category A, B, C, D and/or E preferred shares be converted into ordinary shares of the Company.

The conversion of category B preferred shares into ordinary shares will take place: one (1) ordinary share in the Company for one (1) category B preferred share, subject to cases in which the par value of ordinary shares and/or a category of preferred shares has been changed and is not the same, in which case the conversion parity would be adjusted to take account of this difference in par value.

The same conversion rule will apply, mutatis mutandis, to category A, C, D and E preferred shares.

Conversion requests must be sent by post or registered letter or with return receipt requested or hand delivered, at any time. This conversion request is irreversible and irrevocable.

The conversion of category A, B, C, D and/or E preferred shares into ordinary shares will have the effect of making it so they can be fully assimilated to ordinary shares.

(b)	The conversion of category A, B, C, D and/or E preferred shares into ordinary shares of the Company will take place automatically immediately before the first quotation of the shares of the Company on a regulated market of the European Union or on the Nasdaq National Market or the New York Stock Exchange of the United States of America (hereinafter referred to as a “Listing”). The conversion will take place automatically at the time of the effective admission of the shares in the Company to trading on the relevant market, with effect from just prior to this admission.

(c)	The conversion of category A, B, C, D and/or E preferred shares into ordinary shares may also result from a decision of the Extraordinary General Meeting of shareholders, it being specified that in this case, the conversion can only be effective if it was authorised by the special meeting of preferred shareholders of each relevant category A, B, C, D and/or E, under the conditions of Article L. 225-99 of the French Commercial Code and by a two-thirds majority.

At any time during the current financial year and at the latest at the time of the first meeting following the close thereof, the Board of Directors will note, if any, the number and nominal amount of the shares arising from the conversion of category A, B, C, D and/or E preferred shares and will make the necessary amendments to the clauses of the By-Laws relating to the amount of the share capital and to the number and nature of the securities composing it.

In the event that all the category A, B, C, D and E preferred shares are converted into ordinary shares, and that at such time there exist no other share categories, all the shares issued by the Company will be of the same category and the reference to share categories will automatically be deleted in the By-Laws.

PART III

MANAGEMENT - AUDITING OF THE COMPANY

Article 15 – Board of Directors

1 – Composition

The Company is managed by a board of directors made up of a maximum of nine (9) members, one of which being appointed from among the candidates presented by the category A preferred shareholders.

Directors are appointed or renewed in their duties by the Ordinary General Meeting of shareholders which may dismiss them at any time.

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However, in the event of merger or spin-off, the appointment of directors may be made by the Extraordinary General Meeting ruling on the transaction.

Directors may be individuals or corporate entities. Corporate entity directors are bound, at the time of their appointment, to designate a permanent representative subject to the same conditions and obligations and incurring the same civil and criminal liability as if he were director in his own name, without prejudice to the joint and several liability of the corporate entity he represents. This permanent representation mandate is given to him for the term of that of the corporate entity he represents; it must be renewed at each renewal of the mandate thereof.

Where the corporate entity dismisses its representative, it is bound to notify the company of this dismissal immediately by registered letter and to designate, under the same terms and conditions, a new permanent representative; the same applies in the event of death or resignation of the permanent representative.

An individual director cannot simultaneously sit on more than five Boards of directors or Supervisory Boards of Sociétés Anonymes with their registered offices in metropolitan France, barring exceptions provided for by Law.

Any individual director who, when he accepts a new mandate, is found to be in breach of the provisions of the previous paragraph, must, within three months of his appointment, resign from one of his mandates. Failing such, he is deemed, at expiry of this three-month period, to have resigned from his new mandate.

An employee of the company may only be appointed as a director if his employment contract corresponds to an actual job. The number of directors linked to the company by an employment contract may not exceed one third of the serving directors.

2 – Age limit – Term of duties

No one may be appointed director if, being older than seventy, his appointment has the effect of bringing the number of directors older than seventy to more than one third of the members of the Board.

The number of directors older than seventy may not exceed one third of the members of the Board of Directors. If this limit is reached, the oldest director is deemed to have resigned.

The term of duties of directors is two years; it expires following the Meeting ruling on the accounts of the past financial year and held in the year during which their mandates expire.

Directors are always eligible for renewal.

3 – Vacancy – Co-optation

In the event of a vacancy by death or resignation of one or more seats on the board, the Board of Directors may, between two General Meetings, make temporary appointments.

However, if only one or two serving directors remain, he or they, or failing such the Statutory Auditor(s), must immediately convene the Ordinary General Meeting of shareholders for the purpose of making the required appointments to the Board.

Temporary appointments made by the Board of Directors are subject to ratification by the next Ordinary General Meeting. Failing ratification, the deliberations taken and acts carried out previously by the Board will remain no less valid.

Directors appointed to replace other directors will only serve for the time remaining to run of his predecessor’s mandate.

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4 – Observer

The board of directors may appoint, by a two-thirds majority of its members, one or more observers chosen, which need not be chosen from among the shareholders of the Company.

The term of duties of the observers is two years; it expires following the Meeting ruling on the accounts of the past financial year and held in the year during which their mandates expire. They are eligible for renewal.

Observers may be dismissed by the Board of Directors at any time. Dismissal need not be reasoned and gives the right to no compensation.

Observers have the right to attend all meetings of the board or directors, to be convened thereto according to the same rules as those set out for directors, and to receive, prior to each meeting, all documents and information provided to the directors.

Observers may in no event take part in the voting on the deliberations of the board of directors.

5 – Confidentiality

Directors and observers have a strict confidentiality obligation regarding all information concerning the Company of which they had knowledge in the context of their duties and which were the subject of no public disclosure by the Company or its managers.

As an exception to the foregoing, directors and observers may disclose this information:

•	with the prior authorisation of the Company, or

•	as required by laws and regulations, or

•

to their own managers, directors or employees or to their professional advisors or statutory auditors, insofar as necessary to enable a director or an observer to fulfil its obligations or to claim its rights concerning the Company, and provided that the managers, directors, employees and professional advisors referred to above are subject to a similar confidentiality obligation, which the relevant director or observer must ensure. It is specified that where the director or observer has been appointed in consideration of its capacity as management company or investment fund advisor, it may (as well as its permanent representative) disclose the information received to the managerial bodies of these funds in the context of the decision-making process concerning the Company, and as the case may be to supervisory authorities (insofar as necessary with respect to obligations existing with respect thereto), to their statutory auditors or to the statutory auditors of their funds, securities holders, shareholders, custodians, managers, economic beneficiaries or any other participants in these funds, in order to inform them.

In addition, information which has not entered the public domain due to the Company or a third party (but not due to the negligence of the relevant director or observer), or which is available from other sources without breach of this confidentiality obligation is not considered confidential.

Article 16 – Actions of directors

Each member of the board of directors must hold at least one (1) share in the Company.

If, on the day of his appointment, a director does not own the required number of shares or if, during his mandate, he ceases to own any, he is automatically deemed to have resigned if he has not rectified the situation within a three-month period.

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Article 17 – Chairman of the Board of Directors

The Board of Directors elects from among its individual members a Chairman whose term of duties it sets without this term being able to exceed the term of his mandate as director.

The Chairman of the Board of Directors must be no older than seventy years old. Should he turn seventy in office, he is automatically deemed to have resigned.

The Chairman of the Board of Directors organises and leads the work thereof, on which he reports to the General Meeting.

He monitors the smooth running of the bodies of the Company and, in particular, ensures, that the directors are able to complete their missions.

In accordance with the decision of the Board of Directors, he may carry out his duties in conjunction with those of managing Director of the company.

Should it see fit, the Board of Directors may appoint one or more vice-chairmen whose duties exclusively consist, in the Chairman’s absence, in chairing board meetings and general meetings.

In the Chairman’s and vice-chairmen’s absence, the board designates which of the directors present will chair its meeting.

The board may appoint, at each meeting, a secretary who need not be chosen from among the shareholders.

Article 18 – Deliberations of the board and minutes

The board of directors will meet as often as the interests of the Company require and at least eight times per year.

The Board is convened by the Chairman. Furthermore, if the Board has not met for more than eight weeks, the Board may be convened by two of its members on a specific agenda.

Apart from cases where the agenda is set by the requestor(s), it is set by the Chairman. Meetings must be held at the registered office. They may however be held in any other location indicated on the meeting notice, subject to the consent of at least half of the serving directors.

Meeting notices are given by any written means at least three (3) days prior to the meeting of the board of directors. The documents necessary to assess the decisions or information which will be submitted to the board of directors will be sent to the directors at least two (2) days prior to the meeting.

In the event that a member of the board of directors not have been able to attend a duly convened meeting, the sender(s) of the meeting notice must send him, within three days following this meeting, all the informational documents they drew up and submitted to the Chairman of the board to be circulated to the directors at such meeting.

The effective presence of at least half of the members of the board is necessary for the deliberations to be valid. The internal rules may provide that the directors participate in the meeting of the Board of Directors using all means of remote transmission or telecommunication making it possible to identify them and guaranteeing their effective participation under the conditions provided for by law. However, this process may not be used for the following decisions:

•	drawing up and closing the annual accounts and, as the case may be, the consolidated accounts, and

•	drawing up the management report and, as the case may be, the group management report.

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Pursuant to applicable law, videoconferencing resources must satisfy technical characteristics guaranteeing effective participation at the meeting of the Board, the deliberations of which must be transmitted via streaming.

Decisions are taken by a majority of the votes of the present or represented members. Each present or represented director has one vote and each director present is only able to use one power of attorney subject to what is specified in Article 19 in terms of supervising the General Management.

In the event of a tie, the Chairman will have a casting vote.

The deliberations of the Board of Directors are noted in minutes drawn up on a special numbered and initialled register held at the registered office pursuant to regulatory provisions.

The session minutes indicate the names of the directors present, excused or absent. They state the presence or absence of persons convened to the meeting of the Board of directors pursuant to the law, and the presence of any other person having attended all or part of the meeting. The minutes bear the signature of the session chairman and of at least one director. In the event that the session chairman is unable to sign, it is signed by at least two directors.

Copies or abstracts of the minutes of the deliberations are validly certified by the chairman of the Board of Directors, a managing director, the deputy director temporarily serving as chairman or a proxyholder authorised for this purpose. During liquidation of the company, these copies or abstracts are validly certified by a single liquidator. The number of serving directors as well as their presence or representation at a meeting of the Board of Directors is sufficiently proven by the submission of a copy or abstract of the minutes.

Article 19 – Powers of the Board of Directors

The Board of Directors determines the direction of the company’s operations and supervises their implementation. Subject to the powers expressly attributed to shareholders’ meetings, and limited to the company object, it will consider any issue relating to the proper functioning of the company and take care of its business through its deliberations.

The board of directors has permanent control over the management of the Company by General Management, i.e. by the Managing Director and any Deputy Managing Directors.

In relations with third parties, the company is bound even by the acts of the Board of Directors which do not fall within the company object, unless it proves that the third party knew that the act overstepped this object or that it could not fail to be aware of such given the circumstances.

The Board of Directors will conduct the monitoring and verification which it deems worthwhile. Each director receives all the information necessary for the fulfilment of his mission and may have all documents he deems worthwhile released to him.

Article 20 – General Management

1 – Choice between two methods of conducting General Management

The General Management of the Company is ensured, under his liability, either by the Chairman of the Board of Directors, or by another person appointed by the Board of Directors and with the title of Managing Director, according to the decision of the Board of Directors which chooses between the two methods of conducting General Management. It informs the shareholders thereof under the regulatory conditions.

The deliberation of the Board of Directors relating to the choice of method of conducting General Management is taken by the majority of present or represented directors.

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A change in the method of conducting General Management does not entail amendment of the by-laws.

Where the General Management of the company is assumed by the Chairman of the Board of Directors, the provisions below relating to the Managing Director are applicable to him.

2 – Managing Director

The Managing Director need not be chosen from among the directors. The Board determines the term of his mandate as well as his remuneration. The managing Director must not be older than seventy. Should be turn seventy while in office, he is automatically deemed to resign.

The Managing Director may be dismissed at any time by the Board of Directors. If the dismissal is not decided for a legitimate reason, it may give rise to damages, except where the managing Director assumes the duties of the Chairman of the Board of Directors.

The Managing Director is invested with the most extensive powers to act in all circumstances in the name of the company. He exercises these powers limited by the company object and subject to those which the law expressly attributes to shareholders’ meetings and to the Board of Directors.

He represents the company in its relations with third parties.

The company is bound even by the acts of the Managing Director which do not fall within the company object, unless it proves that the third party knew that the act overstepped this object or that it could not fail to be aware of such given the circumstances, it being excluded that publication of the by-laws alone is sufficient to constitute this proof.

The provisions of the by-laws or the decisions of the Board of Directors limiting the powers of the Managing Director are not binding on third parties.

3 – Deputy managing directors

Upon proposal by the Managing Director, the Board of Directors may appoint one or more individuals in charge of assisting the Managing Director with the title of Deputy Managing Director whose remuneration it determines.

The number of Deputy managing directors may not exceed five.

Deputy Managing Directors may be dismissed at any time by the Board of Directors, upon proposal by the Managing Director. If the dismissal is not decided for a legitimate reason, it may give rise to damages.

Where the Managing Director ceases or is unable to carry out his duties, the Deputy Managing Directors maintain their duties and powers, unless otherwise decided by the board, until the appointment of the new Managing Director.

In agreement with the Managing Director, the Board of Directors determines the scope and term of the powers conferred on the Deputy Managing Directors. With respect to third parties, they have the same powers as the Managing Director.

The age limit applicable to the Managing Director also applies to the Deputy Managing Directors.

Article 21 – Remuneration

1 – The General Meeting may allot an annual fixed amount to the directors in remuneration of their services as directors’ fees. The Board of Directors will distribute this remuneration freely between its members.

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2 – The remuneration of the Chairman of the Board of Directors and that of the Managing Director or Deputy Managing Directors is determined by the Board of Directors. It may be set or proportional, or include both a set and a proportional part.

3 – The Board of Directors may allot exceptional remuneration for missions or mandates conferred on directors; in such case, this remuneration posted to operating charges will be subject to the approval of the Ordinary General Meeting under the conditions provided for in Article 23 of the by-laws.

4 – No other remuneration, whether permanent or not, may be paid to the directors other than those in charge of General Management and those linked to the company by an employment contract under the conditions authorised by Law.

5 – In addition, the Company will reimburse the directors and observers for the reasonable expenses they incur for their travel to meetings of the Board of Directors (including, in particular, plane tickets at the economy class rate).

Article 22 – Simultaneous mandates

The number of mandates as director or Chairman of the Board of Directors that a single individual can hold is limited to five.

However, an individual may not hold more than one mandate as Managing Director. This having been stated, the Managing Director of a company may hold a second mandate of the same nature in another company controlled by the first where the securities of the two companies are not admitted to trading on a regulated market.

Non Chairman directors may hold an unlimited number of mandates in controlled companies of the same kind.

The list of all the mandates and duties held in all companies by each office holder during the financial year will be included with the management report of the Board of Directors.

Article 23 – Agreements between the company and a director, Managing Director, or Deputy Managing Director

1 – Agreements subject to authorisation

Any agreement directly, indirectly or through an intermediary between the company and its managing director, any of its deputy managing directors, any of its directors, any of its shareholders holding a share of the voting rights greater than 10% or, where it is a shareholder company, the company controlling it within the meaning of Article 233-3 of the French Commercial Code, must be subject to the prior authorisation of the Board of Directors.

The same applies for agreements in which any person listed in the previous paragraph is indirectly interested.

Agreements between the company and a firm are also subject to the prior authorisation of the Board of Directors if the managing director, one of the deputy managing directors or one of the directors of the company owns, generally manages, or is a partner with unlimited liability, manager, director, or member of the Supervisory Board of this firm.

These agreements must be authorised and approved under the legal conditions.

2 – Prohibited agreements

If the agreement is not to be null and void, directors other than corporate entities, the managing directors and deputy managing directors as well as the permanent representatives of corporate entity directors are prohibited from contracting, in any form whatsoever, borrowings from the company, being

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granted current account or other overdrafts from it, as well as from being secured by it in their undertakings towards third parties.

The same rule applies to the spouse, ascendants, and descendants of the above persons as well as to any intermediary.

3 – Day-to-day agreements

Agreements relating to day-to-day transactions entered into under normal conditions are not subject to the legal authorisation and approval procedure. However, these agreements, except where due to their purpose or financial implications, they are significant for no party, must be disclosed by the interest party to the chairman of the Board of Directors. The list of said agreements and their objects will be disclosed by the chairman to the members of the board of directors and to the statutory auditors.

Article 24 – Statutory auditors

One or more Statutory Auditors are appointed and will carry out their auditing mission pursuant to the Law.

Their permanent mission, excluding any interference in management, is to verify the books and securities of the company and to monitor the due and genuine nature of the company accounts.

One or more deputy Statutory Auditors are appointed, who will be called to replace the Statutory Auditors in the event that they are unable or refuse to carry out their mission, or should they resign or pass away.

Article 25 – Written questions – Court expert opinion

One or more shareholders accounting for at least 5% of the share capital may, either individually, or by grouping together in any form whatsoever, put questions in writing to the Chairman of the Board of Directors on one or more management transactions of the company as well as, as the case may be, of companies which it controls within the meaning of Article L. 233-3 of the French Commercial Code. In the latter case, the request must be assessed with respect to the interest of the group. The response must be disclosed to the statutory auditor(s).

Failing a response or failing the disclosure of a satisfactory response within one month, these shareholders may petition the court (through interim proceedings) for the appointment of one or more experts in charge of presenting a report on one or more management transactions.

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PART IV

SHAREHOLDERS’ MEETINGS

Article 26 – Nature of the meetings

Shareholder decisions are taken at General Meetings.

Ordinary General Meetings are those called to take all decisions which do not amend the by-laws.

Extraordinary General Meetings are those called to decide or authorise direct or indirect amendments to the by-laws.

Special Meetings bring together the holders of a given category of shares to rule on an amendment of the rights of shares of this category or on the decisions which these By-Laws reserve for them.

The deliberations of General Meetings are binding on all shareholders, even those absent, dissenting or incapacitated.

Article 27 – Convening and holding of General Meetings

General Meetings are convened either by the Board of Directors or, failing such, by the Statutory Auditor(s), or by an agent appointed by the President of the Commercial Court ruling in interim proceedings at the request, either of any interested party in urgent matters, or of one or more shareholders accounting for at least one-tenth of the capital.

During the liquidation period, Meetings are convened by the liquidator(s). General Meetings are held at the registered office or in any other location indicated in the meeting notice.

The meeting notice is sent fifteen days prior to the date of the meeting either by post or registered letter sent to each shareholder, or by a notice placed in a newspaper carrying legal announcements of the département of the registered office. The meeting notice may also be sent by electronic telecommunication means provided that this is done under the regulatory conditions applicable. In the event the meeting is convened by a notice placed in a newspaper, each shareholder must also be convened by post or, at his request and at his expense, by registered letter.

Where a Meeting was unable to duly deliberate through failure to bring together the required quorum, the second Meeting and, as the case may be, the second adjourned Meeting, will be convened in the same manner as the first and the meeting notice will state the date of the first and its agenda.

Article 28 – Agenda

1 – The agenda of Meetings is set out by the person sending the meeting notice.

2 – One or more shareholders, accounting for at least the share of the share capital required and acting under the conditions and within the periods set by law, have the option of requiring, by registered letter with return receipt requested, that draft resolutions appear on the agenda of the Meeting. These draft resolutions are entered on the agenda of the meeting and brought to the attention of the shareholders under applicable regulatory conditions.

3 – The Meeting may not deliberate on an issue which does not appear on the agenda, which cannot be amended by a second meeting notice. However, it may, in all circumstances, dismiss one or more directors and appoint their replacements.

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Article 29 – Admission to Meetings – Powers

1 – All shareholders have the right to participate in General Meetings and in the deliberations in person or through an agent, whatever the number of shares they hold may be, with simple proof of ID, where their shares have been paid up for all payments due and registered in an account in their name for at least five days prior to the date of the meeting.

2 – Any shareholder may vote by absentee ballot form which he may be sent under the conditions indicated in the notice convening him to the Meeting.

3 – A shareholder may only be represented by his spouse or by another shareholder showing proof of a mandate.

Article 30 – Holding of Meetings – Officers – Minutes

1 – An attendance sheet is initialled by the shareholders present and the agents, to which are scheduled the powers of attorney given to each agent and, as the case may be, the absentee ballot forms.

It is certified to be true by the officers of the Meeting.

2 – Meetings are chaired by the Chairman of the Board of Directors or, in his absence, by a director specially chosen for this purpose by the Board. If the meeting is convened by a Statutory Auditor or by a court administrator, the Meeting is chaired by the person having sent the meeting notice. Failing such, the Meeting elects its Chairman.

The two present and accepting shareholders accounting, both for themselves and as agents, the highest number of votes will serve as tellers. The officers thus selected appointed a Secretary who need not be chosen from among the members of the Meeting.

3 – The deliberations of Meetings are stated in minutes signed by the officers and drawn up on a special register pursuant to the Law. Copies and abstracts of these minutes are validly certified under the conditions set by the Law.

Article 31 – Quorum – Vote

1 – The quorum is calculated using all the shares making up the share capital, except in Special Meetings where it is calculated using all the shares of the category in question, all of which less the shares stripped of voting rights pursuant to legal provisions. In the event of vote by absentee ballot, only those forms duly completed and received by the company at least three days before the date of the Meeting will be taken into account for calculation of the quorum.

2 – The voting right attached to shares in the capital or dividend shares is proportional to the share in the capital which they represent. Each share gives the right to one vote.

3 – Votes are expressed by raised hand, or by calling the roll, or by secret ballot, depending on the officers of the Meeting or the shareholders decide. Shareholders may also vote by absentee ballot.

Article 32 – Ordinary General Meeting

Ordinary General Meetings take all decisions which overstep the powers of the Board of Directors and which are not intended to amend the by-laws.

Ordinary General Meetings are held at least once yearly, within six months of the close of the financial year, to rule on the accounts of this financial year, subject to extension of this period by a court decision.

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On first being convened, it only validly deliberates of the present or represented shareholders, or those voting by absentee ballot, own at least one-fourth of the shares with voting rights.

No quorum is required should the meeting be reconvened. It rules by a majority of the votes cast by the present or represented shareholders or those voting by absentee ballot.

Article 33 – Extraordinary General Meeting

Extraordinary General Meetings may amend any provisions of the by-laws and decide, in particular, to transform the company into a company of another form, a civil partnership or commercial company. However, it may not increase the commitments of the shareholders, subject to transactions resulting from a duly conducted grouping of shares.

Extraordinary General Meetings may only deliberate validly if the present or represented shareholders, or those voting by absentee ballot, own at least, on the first meeting notice, one third and, on the second meeting notice, one-fourth of the shares with voting rights. If this latter quorum is not met, the second Meeting may be postponed to a date at most two months later than that for which it had been convened.

Extraordinary General Meetings rule by a two-thirds majority of the votes cast by the present or represented shareholders, or those voting by absentee ballot, except for legal derogations.

In statutory Extraordinary General Meetings of shareholders, i.e. those called to deliberate on the approval of a contribution in kind or the granting of a special benefit, the vote of the contributor or beneficiary does not count, be it for himself or as an agent.

Article 34 – Special meetings

1 – General provisions:

If there are several categories of shares, no change may be made to the rights of shares of any of these categories without a vote compliant with an Extraordinary General Meeting open to all shareholders and, in addition, without a vote also compliant with a Special Meeting open only to the owners of shares of the relevant category.

Special Meetings may only validly deliberate if the present and represented shareholders own, at least, on first being convened, on third, and on being reconvened, one-fifth of the shares of the relevant category.

For the rest, they are convened and deliberate under the same conditions as Extraordinary General Meetings.

2 – Provisions specific to the adoption of some decisions subject to prior approval, by a two-thirds majority of special meetings

No decision listed below may be adopted by the General Meeting of shareholders of the Company, without the prior two-third majority approval of the special meetings of category A, B, C, D or E preferred shareholders, depending on the case insofar as these decision concern this (these) category(ies) and have consequences on the rights attached thereto:

(a)	change in the rights relating to the relevant category of preferred shares;

(b)

increase or decrease in the number of preferred shares of a given category issued or whose issuance is authorised by the extraordinary general meeting; conversion of shares of the Company into preferred shares of a given category; conversion of the preferred shares of a given category into ordinary shares; redemption by the Company of all or some of the preferred shares of a given category, with a view to their cancellation or otherwise, without prejudice to the right to redemption of shares

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by the Company of category C and D preferred shares as defined in Article 14.5 of the By-Laws, and to the right of any shareholder to refuse redemption of his shares if it is not reasoned by losses.

Article 35 – Right to disclosure and informing of shareholders – Right to have an audit conducted

1 – Right to disclosure and informing of shareholders

All shareholders have the right to obtain, under the conditions and at the times set out by law, the documents necessary to enable him to decide in full knowledge of the facts and to judge the management and supervision of the company.

The nature of these documents and the conditions of their transmittal or of their being made available are determined by law and regulations.

Insofar as he directly or indirectly holds more than 5% of the shares in the Company, each shareholder will have access to the following information, at the registered office or at his request be sent it to the address he indicates:

(i)	sixty (60) days at the latest following the close of each financial year: the consolidated accounts and annual financial statements of the Company and its subsidiaries certified by the statutory auditors of the relevant companies, the general and special reports of the latter and the full tax returns;

(ii)	thirty (30) days at the latest following the close of each calendar quarter: the quarterly financial statements of the Company and its subsidiaries not certified by the statutory auditors of the Company, as well as a cash flow statement, a statement of the commercial position of the past quarter (strategy, sales, setbacks, etc.), a provisional statement on sales to come, a statement on the situation of the capital of the Company as, as the case may be, a description of the transactions having taken place on the capital of the Company (exercise of option Securities with indication of the bearers), as well as a statement on the intellectual property of the Company (registrations and/or filings of patents, trade marks, programmes, etc.);

(iii)	thirty (30) days at the latest before the start of each financial year: the annual budget of the Company, as finalised by the board of directors and, as the case may be, the budgets of the subsidiaries, as finalised by said subsidiaries’ managing bodies;

(iv)	fifteen (15) days at the latest before the end of each month: a monthly report on the operations of the Company and of the subsidiaries as well as the significant events having occurred over the previous month;

(v)	as the case may be, ten (10) days at the latest following the date on which the shareholder current account of any person ensuring the general management of the Company and/or of the subsidiaries exceeds the threshold of € 5,000;

(vi)	the copy certified to be true of the minutes of the meetings of the board of directors and of the general and special meetings of shareholders of the Company and of the subsidiaries, the meeting notices, reports from the statutory auditors or from ad hoc auditors, as well as any other significant documents distributed to the members of the board of directors or to the shareholders of the Company and of the subsidiaries;

(vii)	on a punctual basis, a written summary of the current and future development plans of the Company and the subsidiaries.

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2 – Right to have an audit conducted

One or more shareholders each directly or indirectly holding more than 5% of the shares of the Company may each year request the managing director to have an audit conducted of the Company at their expense on one or more of the following areas: tax, accounts, finance, employment, legal, commercial, IT, or any other area relating to the workings of the corporate affairs of the Company.

The managing director must make available to the auditor mandated by the aforementioned shareholder(s) all documents and information necessary for the completion of this audit.

He will grant him free access to these documents and this information within the company.

PART V

FINANCIAL YEAR - COMPANY ACCOUNTS

ALLOTMENT AND DISTRIBUTION OF PROFITS

Article 36 – Financial year

The financial year is defined in Article 5.

Article 37 – Inventory – Annual accounts

Regular accounts are kept of corporate transactions pursuant to the Law and commercial practices.

At the close of each financial year, the Board of directors draws up the inventory of the various assets and liabilities. It also draws up the annual accounts pursuant to the provisions of Part II of Book 1 of the French Commercial Code.

It schedules to the balance sheet a statement of the guarantees, backing and security granted by the company and a statement of the sureties it has granted. It draws up a management report containing the indications established by Law.

As the case may be, the management report will include the group management report where the company must draw up and publish consolidated accounts under the conditions provided for by Law. The Board of directors, as the case may be, will draw up provisional accounting documents under the conditions provided for by Law.

All these documents will be made available to the Statutory Auditors under the legal and regulatory conditions.

Article 38 – Allotment and distribution of profits

From the profits of each financial year, less, as the case may be, prior losses, are first deducted the amounts to be allotted to the reserve in pursuance of the Law. Hence, 5 p.100 is deducted to constitute the legal reserve fund; this deduction is no longer mandatory where said fund reaches one-tenth of the share capital; it becomes mandatory again where, for any reason, the legal reserve falls below one-tenth of the share capital.

The distributable profits are made up of the profits of the financial year less prior losses and amounts allotted to the reserve in pursuance of the Law or the by-laws, plus the profits carried forward.

From these profits, the General Meeting then deducts the amounts it deems appropriate to allot to the creation of all optional, ordinary or extraordinary reserve funds, or to carry forward.

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The balance, if any, is distributed to all shares in proportion to their paid-up and non amortised amount.

However, apart from the case of a reduction in capital, no distribution may be made to shareholders where the equity capital is or would become following such distribution less than the amount of the capital plus the reserves which the Law or by-laws do not allow to be distributed.

The General Meeting may decide to earmark for distribution amounts deducted from the optional reserves either to provide or increase a dividend, or as an exceptional distribution; in this case, the decision expressly indicates the reserve items from which the deductions are made. However, dividends are first distributed from the distributable profits of the financial year.

After approval of the accounts by the General Meeting, any losses are allocated to a special account to be posted to the profits of subsequent financial years until extinguished.

Article 39 – Earmarking for payment of dividends

The General Meeting ruling on the accounts of the financial year has the option of granting each shareholder for all or some of the dividend earmarked for distribution or interim dividends, the choice between payment of the dividend or interim dividends in cash or in shares.

The terms and conditions of earmarking cash dividends for payment are set by the General Meeting, or failing such, by the Board of Directors.

However, earmarking dividends for payment must take place within a maximum period of nine months after the close of the financial year, except where extension of this period is authorised by a court.

Where a balance sheet drawn up over the course or at the end of the financial year and certified by a Statutory Auditor shows that the company, from the close of the previous financial year, after constitution of the necessary depreciation and provisions, less any prior losses, as well as amounts to be allotted to reserves in pursuance of the Law or by-laws and taking into account the profits carried forward, made profits, interim dividends may be distributed prior to approval of the accounts of the financial year. The amount of these interim dividends may not exceed the amount of the thus defined profits.

The company may not require any dividend restitution from shareholders, unless the distribution was made in breach of legal provisions and the company establishes that the beneficiaries were aware of the undue nature of this distribution at the time thereof or could not fail to be aware thereof given the circumstances. Actions for restitution are time-barred three years after these dividends are earmarked for payment. Dividends not claimed within five years of their being earmarked for payment will lapse.

PART VI

SERIOUS LOSSES - PURCHASE BY THE COMPANY

TRANSFORMATION - DISSOLUTION - LIQUIDATION

Article 40 – Equity capital of less than half the share capital

If, due to losses noted in the accounting documents, the equity capital of the company were to fall to below half the amount of the share capital, the Board of Directors is bound, within the four months following approval of the accounts having shown these losses, to convene an Extraordinary General Meeting for the purpose of deciding whether there are grounds to dissolve the company prior to term.

If it is not decided to dissolve the company, the capital must, subject to the legal provisions relating to the minimum capital and within the period set Law, be reduced by an amount equal to that of the

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losses which were unable to be posted to reserves, if during this period the equity capital has not been reconstituted for up to an amount at least equal to half the share capital.

In any event, the decision of the General Meeting must be the subject of the publication formalities required by applicable regulatory provisions.

In the event of non compliance with these requirements, any interested party may petition the court to dissolve the company. The same applies if the shareholders have not been able to deliberate validly.

However, the court may not decide to dissolve the company if the situation has been rectified on the day it rules on the merits.

Article 41 – Purchase by the company of an asset belonging to a shareholder

Where the company, within two years following its registration, acquires an asset belonging to a shareholder the value of which is at least equal to one-tenth of the share capital, an Auditor, in charge of assessing, under his liability, the value of this asset, is appointed by a court decision at the request of the Chairman of the Board of Directors.

The report of the Auditor is made available to the shareholders. The Ordinary General Meeting will rule on the valuation of the asset, if the acquisition is not to be invalid.

The vote of the seller will not count, be it for himself or as an agent.

These provisions are inapplicable where the acquisition is made on the Stock Market or under the supervision of a court authority or in the context of day-to-day transactions of the company and entered into under normal conditions.

Article 42 – Transformation

The company may be transformed into a company of another form if, at the time of the transformation, it has existed for at least two years and if it drew up, and had approved by the shareholders, balance sheets for its two first financial years.

The decision to transform the company is made on the report of the Statutory Auditors of the company, who must certify that the equity capital is at least equal to the share capital.

Transformation into a commercial partnership (“société en nom collectif”) requires the agreement of all holders of shares; in this case, the conditions provided for above are not required.

Transformation into a limited partnership (“société en commandite simple”) or limited partnership with shares (“société en commandite par actions”) is decided under the conditions set out for amendment of the by-laws and with the consent of all the shareholders to become partners.

Transformation into a private (limited) company (“Société à Responsabilité Limitée”) is decided under the conditions set out for amendment of the by-laws of companies of this form.

Transformation into a simplified joint stock company (“Société par actions simplifiée”) is decided by the shareholders on a unanimous basis.

Article 43 – Dissolution – Liquidation

Apart from the cases of court-ordered dissolution provided for by Law, and unless duly extended, the company will be dissolved at expiry of the term set by the by-laws or following a decision of the Extraordinary General Meeting of shareholders.

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One or more liquidators are then appointed by this Extraordinary General Meeting under the quorum and majority conditions set out for Ordinary General Meetings.

The liquidator represents the company. Any company asset will be realised and liability paid by the liquidator who is invested with the most extensive powers. He then divides up the available balance.

The General Meeting of shareholders may authorise him to continue current business or to accept new business for the purposes of the liquidation.

In the event that all the shares are held by a single shareholder, any decision to dissolve the company, be it voluntary or court-ordered, will entail, under the conditions provided for by Law, transmission to the sole shareholder of the company assets, without there being the need for liquidation.

TITRE VII

DISPUTE

Article 44 – Dispute

All disputes liable to arise during the term of the company or after its dissolution during the course of the liquidation transactions, either between shareholders, the management bodies or management and the company, or between shareholders, relating to corporate affaires or to the performance of the provisions of the by-laws, will be judged pursuant to the Law and referred to the Courts having jurisdiction.

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SEQUANS COMMUNICATIONS

An SA with capital of € 554,400.26

CitiCenter, 19 Le Parvis de Paris La Défense, 92800 Puteaux, France

BY-LAWS

Schedule 1

PREFERRED SHARES – SPECIAL RIGHTS

As indicated in Article 7.2 of the Articles of Association, this schedule is an integral part of the By-Laws

Special financial rights attached to the preferred shares of categories A, B, C, D and E

In addition to the other rights attributed to them by law, the by-laws and the Articles of Association of the Company, the preferred shares of categories A, B, C, D and E (the “A, B, C, D and E Shares”) enjoy the special financial rights described below:

1.	DISTRIBUTION RULES

1.	REGLES DE REPARTITION

1.1	Distribution principles

(a)	In the event that, in accordance with the requirements set forth below, the Company is the subject of a Sale, Merger or Liquidation (as such terms are defined below, and which shall be referred to collectively as a “Transaction”), the shareholders agree to make a special distribution of the overall consideration obtained by them from such Transaction (the “Proceeds to be Distributed”, as defined hereinafter) in respect of the shares concerned by the Transaction (i.e. 100% of the shares in the event of a sale of the Company, or a lower number in the case of Transactions which will result in only a partial divestment of a stake in the Company, such as a sale of less than 100% of the capital or a distribution of a majority, but not all, of the Company’s assets).

Such distribution shall be made in proportion to each shareholder’s respective interest in the Transaction (“Allocation Key no. 1”, as defined in Article 1.2 hereafter), provided that the share of the Proceeds to be Distributed allocated to E Shares concerned at the conclusion of such distribution shall, for each E Share, be at least equal to 1.8 times (1.8 x) the subscription price of a E Share,

i.e. 2.024 x 1.8 = €3.6432.

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Otherwise, the distribution of the Proceeds to be Distributed shall be made according to specific rules (“Allocation Keys no. 2, 3 or 4”, as defined in Article 1.2 hereafter), which are intended to enable the holders of shares, to the extent possible, – and after a preferential initial distribution of 2% of the Proceeds to be Distributed to A Shares – to recover a price or other consideration per share equal to or greater than its subscription price, with a first-ranking priority right for E Shares, a second-ranking priority right for D Shares, a third-ranking priority right for C Shares and a fourth-ranking priority right for B Shares.

These preferential distribution rules and the order of priority adopted have been defined by taking into account the differences between the subscription prices of A, B, C, D and E Shares and the order in which the investments therein was completed. The most recent subscribers agreed to invest in the Company on condition that they be given priority in recovering their funds, which the earlier subscribers.

(b)	The “Proceeds to be Distributed” used for the application of the various Allocation Keys shall be equal to the total price, consideration or proceeds to be distributed to all shareholders in respect of the shares concerned by the Transaction.

Si If the Proceeds to be Distributed are paid partly in cash (whether as an additional cash payment or otherwise) and partly in assets or shares of the Company or of another company, the appropriate Allocation Key shall be applied both to the portion paid in cash and to the portion paid in assets or shares, without distinction according to the nature of the payment, such that when each shareholder’s financial rights are defined, each one shall receive the same portion in cash and in shares or assets of each category. If the Proceeds to be Distributed are paid in several instalments, with or without conditions, each instalment shall be distributed at the time it is actually paid to the shareholders, in accordance with the stages of the Allocation Keys, such that the Allocation Keys will be applied at the time each instalment is paid by taking into account payments already received under previous instalments, if any.

(c)	Only shareholders participating in the Transaction shall be taken into account for the purposes of applying the Allocation Keys. Therefore, in the event of a Sale relating to a portion of the capital only, only those shareholders participating in the Sale shall be taken into account in calculating the number of shares that are the subject of the Sale. In addition, the special financial rights described in this Schedule and attached to the shares may be exercised only once, such that any Share (A, B, C, D or E) transferred as a result of a Transaction shall be deprived of such special financial rights after said transfer.

In the event that a shareholder participating in the Transaction holds shares of several categories, the Allocation Keys shall be applied depending on the category of shares that are the subject of the Transaction, as will be specified by the relevant shareholder, if applicable.

The subscription price of each share shall be determined on the basis of the Company’s legal documents and, if necessary, shall be adjusted to take into account any reverse stock split, stock split or change in the par value of the Company’s shares, as well as the exercise of the Ratchet Stock Warrants (BSA01-2005, BSA06-2006 and BSA01-2008). Only the subscription price of the shares when issued shall be used for the purposes of applying this Article, without taking into account the value of the stock warrants or any other right of a similar nature attached to a share when issued, or the price paid by a shareholder in the event the shares were acquired after such issue.

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Entries that the Company posts to the “Issue Premium” item of its balance sheet (in particular, any loss setoffs, distributions or capitalisation) shall not be taken into account for the purposes of applying this Article, for which, in any event, the amount of issue premiums paid at the time the shares were issued shall be taken into account.

In the event that at any of the distribution stages specific to each Allocation Key the share of available Proceeds to be Distributed is insufficient to meet all the financial rights concerned, the available amount shall be distributed in proportion to the total financial rights of each shareholder for the relevant stage compared to the total financial rights to be met at such stage.

1.2	Preferential distribution rules

In distributing the Proceeds to be Distributed (“P”), the instructions detailed for stages no. 1 to 4 hereinafter shall be followed in order to ensure that the appropriate Allocation Key is applied to the amount of Proceeds to be Distributed, from among those set forth in Articles 1.2.1 to 1.2.4.

1.2.1	Stage no. 1:	A virtual distribution of the Proceeds to be Distributed shall be made to all shareholders participating in the Transaction, in proportion to their respective interests (hereinafter “Allocation Key no. 1”):

If at the end of such virtual distribution, the share of the Proceeds to be Distributed allocated to E Shares is, for each share (“E Allotment” or “EA”):

a)	greater than or equal to 1.8 times the subscription price for an E Share (“E SP” = €2.024), i.e.:

EA ≥ €3.6432

In such case, the Proceeds to be Distributed shall be actually distributed in full using Allocation Key no. 1;

b)	less than 1.8 times the subscription price for an E Share (E SP), i.e.:

EA < €3.6432

In such case, Allocation Key no. 1 shall not be applied and the procedure detailed in Stage no. 2 below shall be applied.

1.2.2	Stage no. 2:	A virtual distribution of the Proceeds to be Distributed shall be made to all shareholders participating in the Transaction, in accordance with the following preferential liquidation procedures (hereinafter “Allocation Key no. 2”):

(i)

First, an amount per share (“A Preferential Allotment” or “A PA” equal to 2% of the Proceeds to be Distributed, divided by the number of A Shares participating in the Transaction (“NA”), shall be allocated to the A Shares:

A PA = [P x 2%]/NA

(ii)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (“E Preferential Allotment” or “E PA”) shall be allocated to E Shares, equal to the subscription price thereof (“E SP”):

E PA = E SP = €2.024

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(iii)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (“D Preferential Allotment” or “D PA”) shall be allocated to D Shares, equal to the subscription price thereof (“D SP”):

D PA = D SP = €1.215

(iv)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (“C Preferential Allotment” or “C PA”) shall be allocated to C Shares, equal to the subscription price thereof (“C SP”):

C PA = C SP = €0.60

(v)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (“B Preferential Allotment” or “B PA”) shall be allocated to B Shares, equal to the subscription price thereof (“B SP”):

B PA = B SP = €0.40

(vi)	Lastly, any remaining balance of the Proceeds to be Distributed that has not been allocated after subparagraphs (i) to (v) hereinabove have been applied shall be divided among all the shareholders (A, B, C, D and E), regardless of the category of shares they hold, in proportion to their respective interests in the Transaction.

If at the end of this virtual distribution, the share of the Proceeds to be Distributed allocated to E Shares is, for each share:

a)	less than or equal to 1.8 times the subscription price for an E Share (“E SP” = €2.024), i.e.:

EA ≤ €3.6432

In such case, the Proceeds to be Distributed shall be actually distributed in full using Allocation Key no. 2;

b)	greater than 1.8 times the subscription price for an E Share (“PS E” = €2.024), i.e.:

EA > €3.6432

In such case, Allocation Key no. 2 shall not be applied and the procedure detailed in Stage no. 3 below shall be applied.

1.2.3	Stage no. 3:	A virtual distribution of the Proceeds to be Distributed shall be made to all shareholders participating in the Transaction, in accordance with the following preferential liquidation procedures (hereinafter “Allocation Key no. 3”):

(i)

First, an amount per share (“A Preferential Allotment” or “A PA”) equal to 2% of the Proceeds to be Distributed, divided by the number of A Shares participating in the Transaction (“NA”), shall be allocated to A Shares:

A PA = [P x 2%]/NA

(ii)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (EA) shall be allocated to E Shares, equal to 1.8 times the subscription price thereof (E SP):

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EA = 2.024 x 1.8 = €3.6432

(iii)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (“D Preferential Allotment” or “D PA”) shall be allocated to E Shares, equal to the subscription price thereof (“D SP”):

D PA = D SP = €1.215

(iv)	Lastly, any remaining balance of the Proceeds to be Distributed that has not been allocated after subparagraphs (i) to (iii) hereinabove have been applied, shall be divided among the holders of A, B, C and D shares, but not to the holders of E shares, in proportion to their respective interests in the Transaction.

If at the end of this virtual distribution, the share of the Proceeds to be Distributed allocated to D Shares (DA) is, for each share:

(a)	less than or equal to 2.72 times the subscription price for a D Share (PS D = €1.215), i.e.:

DA ≤ €3.3048

In such case, the Proceeds to be Distributed shall be actually distributed in full using Allocation Key no. 3;

(b)	greater than 2.72 times the subscription price for a D Share (D SP = €1.215), i.e.:

DA > €3.3048

In such case, Allocation Key no. 3 shall not be applied and the procedure detailed in Stage no. 4 below shall be applied.

1.2.4	Stage no. 4:	The Proceeds to be Distributed shall be actually distributed to the shareholders participating in the Transaction, in accordance with the preferential liquidation procedures of “Allocation Key no. 4”:

First, two theoretical values for the Proceeds to be Distributed shall be calculated in order to apply Allocation Key no. 4: P0 and P1, where P0<P and P1>P:

•

Calculation of P0: Using Allocation Key no. 3, the value of the Proceeds to be Distributed shall be decreased progressively (compared to P) until a value for P0 is obtained that allows obtaining a share of the Proceeds to be Distributed to each D share that is equal to 2.72 times its subscription price, i.e., €3.3048 for each D Share;

•

Calculation of P1: Using Allocation Key no. 1, the value of the Proceeds to be Distributed shall be increased progressively (compared to P) until a value for P1 is obtained that allows obtaining a share of the Proceeds to be Distributed to each E Share that is equal to 1.8 times its subscription price, i.e. €3.6432 for each E Share.

Then, the Proceeds to be Distributed shall be actually distributed using Allocation Key no. 4 hereinafter:

(i)

First, an amount per share (“A Preferential Allotment” or “A PA”) equal to 2% of the Proceeds to be Distributed, divided by the number of A Shares participating in the Transaction (“NA”), shall be allocated to A Shares:

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A PA = [P x 2%]/NA

(ii)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (EA) shall be allocated to E Shares, equal to 1.8 times the subscription price thereof (E SP = €2.024):

EA = 2.024 x 1.8 = €3.6432

(iii)	Then, from the remaining balance of the Proceeds to be Distributed, an amount per share (DA) shall be distributed to D Shares equal to G times its subscription price (D SP = €1.215), where the value of G is between 2.72 and 3, and is calculated as follows:

DA = G x D SP = G x €1.215

G = 2.72 +[(3-2.72)/(P1-P0)] x [P-P0],

where P, P0 and P1 are expressed in the same value unit.

(iv)	Lastly, any remaining balance of the Proceeds to be Distributed that has not been allocated after subparagraphs (i) to (iii) hereinabove have been applied shall be divided among the holders of A, B and C shares, but not to the holders of D and E shares, in proportion to their respective interests in the Transaction.

2.	Application to the cases of Transfer, Merger and Liquidation

2.1	Preferred right in the event of Transfer

(a)	The Allocative Key will only apply to transfers relating to at least 50.1% of the capital of the Company not taking into account, in calculating this percentage, the Ratchet Share Warrants (BSA 01-2005, BSA 06-2006 and BSA 01-2008), other Share Warrants, founders Share Warrants (BSPCE) or rights of access to the capital existing on the date of this transaction (a “Transfer”). For the purposes of this Article, any transaction having the effect of transferring for valuable consideration the ownership of shares in the Company, including contribution, exchange and combined forms of these transfers of ownership (it being specified that the case of merger is the subject of specific provisions), as well as separations of the attributes of ownership carried out for valuable consideration.

(b)	In the event that a Transfer by several transferors to a shareholder or third party were to take place, the Amount to Distribute between the shareholders participating in the Transfer will be distributed amongst them by application of the appropriate Allocative Key. In order to give full effect to this Article, any transfer agreement giving rise to application of this Article must insofar as possible contain any worthwhile provision to enable the distribution of the Amount to Distribute pursuant to this Article. In any event (i.e. even in the event of no express provision in the transfer agreement), the shareholders undertake, each in respect to itself, to do all that is necessary and will proceed amongst themselves with entering into any agreement, making all fund transfers and as the case may be all share transfers necessary for this purpose.

2.2	Preferred right in the event of Merger

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In the event that the Company (i) were absorbed via a merger or (ii) were subject to a spin-off on more than one half of its assets (a “Merger” for the purposes of this Article), the shares to be issued by the absorbing entity in consideration for the contribution of the assets of the Company and allotted to the shareholders (the “New Shares”) will be distributed between the shareholders by application of the Allocative Key. The Amount to Distribute will in this case be equal to the total number of New Shares multiplied by the real value of these New Shares, defined as indicated below.

The value of the shares of the Company and the New Shares as well as the merger parity must be determined by the Board of Directors authorising the Merger, which may resort to an independent expert’s opinion.

In order to give this Article its full effect, the Merger agreement must, to be approved, include the provisions necessary for the New Shares to be distributed amongst the shareholders according to the appropriate Allocative Key and as is provided for in Article 1.2 above, unless the shareholders have undertaken elsewhere, irrevocably and under the sole condition of completion of the Merger, to sell between them, for an overall price of 1 Euro per transferor (whatever may be the number of Shares thus transferred by each transferring shareholder), a number of shares in the Company or New Shares such that, as a result of this transfer and of the Merger, each shareholder receives a number of New Shares equal to that determined in pursuance of the appropriate Allocative Key (then taking into account the additional investment accounted for by the acquisition price of these shares).

It is specified that this Article constitutes an application of the provisions of article L. 225-17 of the French Commercial Code providing that in the event of merger or spin-off, the preferred shares may be exchanged under a specific exchange parity taking account of the abandoned special rights. A special meeting of the holders of preferred shares of each category may refuse to approve any merger or spin-off at the time of which the rules provided for in this Article will not be applied, in which case the planned merger or spin-off may not take place.

2.3	Preferred right in the event of Liquidation – Partial contributions of assets, spin-offs, distributions – Reduction of capital not reasoned by losses

(a)	In the event of the amicable or court-ordered liquidation of the Company (the “Liquidation” within the meaning of this Article), the Amount to Distribute will be equal to the amount of the liquidation bonus, i.e. the proceeds from the liquidation available after the liabilities and liquidation expenses are paid and the par value of the shares is repaid and, more generally after any priority payment imposed by applicable law and regulations.

However, for the application of stages specific to each Allocative Key, the total of any amount already received as repayment of the par value of the shares will be deducted from the amount coming to each, such that the appropriate Allocative Key take into account insofar as possible the subscription prices of the shares (including par value).

(b)	The provisions of this Article will apply under the same conditions (but without prior repayment of the par value) in the event of:

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(i)	massive distribution by the company of dividends or reserves (deducted in particular from the issue premium items) be it paid in cash, in kind or in shares (such a massive distribution being defined as a distribution of more than one-half of its assets and/or of its equity); and

(ii) reduction in capital of the Company not reasoned by losses (such reduction being intended to concern more than half the share capital) giving rise to a distribution in favour of the shareholders of any amount or to the buyback by the Company of its own shares.

In these cases, the amounts distributed will be distributed amongst the shareholders by application of the appropriate Allocative Key, the amount distributed constituting the Amount to Distribute within the meaning of this Article.

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